Exhibit 10.27

Apache Corporation Non-Qualified Restorative Retirement Savings Plan

Apache Corporation (“Apache”) sponsors the Apache Corporation Non-Qualified Restorative Retirement Savings Plan (the “Plan”). In section 8.02(a) of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right, as follows, effective as of January 1, 2013, by revising section 2.01 to read as follows:

The Committee shall from time to time in its sole discretion select those Employees who are eligible to participate in the Plan from those Employees who are among a select group of management or highly compensated employees. Furthermore, (a) an Employee is eligible to make Participant Deferrals to this Plan from his Compensation only if the Employee is not eligible to make similar deferrals to the Non-Qualified Retirement\Savings Plan from the same Compensation, and (b) an Employee is eligible to receive an allocation of Company Deferrals with respect to his Compensation only if he or she is not eligible to receive similar company deferrals attributable to the same Compensation in the Non-Qualified Retirement\Savings Plan.

EXECUTED this 8th day of November, 2012.

APACHE CORPORATION

By:	/s/ Margery M. Harris
Margery M. Harris Executive Vice President, Human Resources

Prepared November 7, 2012